Exhibit 99.1

June 16, 2004

Crown Crafts, Inc. Reports Fourth Quarter and Fiscal Year 2004 Results

Gonzales, Louisiana – Crown Crafts, Inc. (OTCBB: CRWS) (the “Company”) today reported net income for fiscal year 2004 of $3.1 million, or $0.14 per diluted share, on net sales of $86.2 million compared to net income for fiscal year 2003 of $2.5 million, or $0.12 per diluted share, on net sales of $94.7 million. Fiscal year 2003 results include a $1.8 million reserve related to the decision to close the Company’s manufacturing operations in Mexico. Excluding this non-recurring event, fiscal year 2003 net income was $4.3 million.

Marketing and administrative expenses decreased by $0.5 million, or 4.1%, in the current fiscal year compared to the prior fiscal year and were 14.1% of net sales for the current fiscal year compared to 13.4% in the prior fiscal year. The Company achieved reductions in labor and commissions expenses in fiscal year 2004; however, these reductions were partially offset by costs related to the Company’s Delaware reincorporation of approximately $396,000.

Net sales for the fourth quarter of fiscal year 2004 were $25.0 million, compared to net sales of $26.8 million for the fourth quarter of fiscal year 2003. Net income for the quarter was $1.6 million, or $0.07 per diluted share, compared to net income of $2.1 million, or $0.10 per diluted share, for the fourth quarter of fiscal year 2003.

The decline in sales, which occurred primarily in the second quarter of fiscal year 2004, is attributable to changes in buying patterns by several customers, some of whom lowered on-hand inventory levels in response to the sluggish economy, and changes in internal business strategies. Also, during fiscal year 2003, the Company shipped several new product placements to key customers, which were not repeated at the same levels in the current year. The Company’s Pillow Buddies® business has been comparatively weaker in the current year because retail dollars have not been allocated to the product and increased competition for character licenses has driven royalty commitments higher than management is comfortable guaranteeing.

“Although fiscal year 2004 was disappointing in terms of sales, the Company is very proud of its many accomplishments,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are pleased to report continuing profitability, improved sourcing and a stronger balance sheet. In addition, our reincorporation into Delaware this fiscal year gives us the capital structure necessary to meet certain corporate objectives, including the protection of our net operating loss carryforwards, which represent significant value to the Company, “ Mr. Chestnut continued.

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from shareholders. Interested investors may join the teleconference by dialing (888) 273-9887. Please refer to confirmation number 733049. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 4:30 p.m. Central Daylight Time on June 16, 2004 through 11:59 p.m. Central Daylight Time on June 23, 2004. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 733049.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath and accessories and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding and infant bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “will” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company’s customers, the Company’s dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies and the Company’s dependence on licenses from third parties.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Twelve Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
Net sales	$25,044	$26,772	$86,227	$94,735
Gross profit	6,072	6,420	19,594	21,420
Gross margin	24.2%	24.0%	22.7%	22.6%
Restructuring charge	—	—	—	1,775
Income from operations	2,782	3,182	7,436	6,948
Net income	1,574	2,092	3,103	2,487
Basic income per share	0.17	0.22	0.33	0.26
Diluted income per share	0.07	0.10	0.14	0.12
Weighted Average Shares Outstanding:
Basic	9,505	9,421	9,485	9,421
Diluted	22,278	20,849	22,393	21,471

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	March 28, 2004	March 30, 2003
Accounts receivable, net of allowances	$17,221	$15,776
Inventories, net of reserves	14,394	15,548
Total current assets	33,338	32,632
Goodwill	22,974	22,974
Total assets	58,387	57,926
Current maturities of long-term debt	3,016	3,014
Total current liabilities	11,503	11,766
Long-term debt	28,447	30,895
Total non-current liabilities	28,447	30,895
Shareholders’ equity	18,437	15,265
Total liabilities and shareholders’ equity	58,387	57,926

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000